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                                                                    Exhibit 23.3

                      CONSENT OF BERTRAM COOPER & CO., LLP,
                             INDEPENDENT ACCOUNTANTS


We consent to the use of our report dated August 5, 1999, relating to the consolidated statements of financial condition of Northern Star Financial, Inc. and Subsidiary as of June 30, 1999 and 1998 and the related consolidated statements of operation, changes in shareholders' equity, and cash flows for the year ended June 30, 1999 and for the period from inception, January 22, 1998, to June 30, 1998 and to the use of our name under the caption of "Experts" in the Form S-4 registration statement and prospectus of Northern Star Financial, Inc.


/s/ Bertram Cooper & Co., LLP

Bertram Cooper & Co., LLP
Waseca, Minnesota

May 11, 2000